Exhibit 3.1
PHH CORPORATION
ARTICLES OF AMENDMENT
     PHH CORPORATION, a Maryland corporation, having its principal office in Baltimore County, Maryland (which is hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
     FIRST: The Charter of the Corporation is hereby amended as follows:
     (a) The first and second sentences of Article SIXTH (a) of the charter of the Corporation is hereby amended to read in its entirety as follows:
     SIXTH: (a) The total number of shares of stock of all classes and series which the Corporation has authority to issue is 275,000,000 shares of stock (par value $0.01 per share), amounting in aggregate par value to $2,750,000. 273,910,000 of such shares are initially classified as “Common Stock” and 1,090,000 of such shares are initially classified as “Preferred Stock”.
     SECOND: (a) As of immediately before the amendment the total number of shares of stock of all classes which the Corporation has authority to issue is 110,000,000 shares, of which 1,090,000 shares are Preferred Stock (par value $0.01 per share) and 108,910,000 shares are Common Stock (par value $0.01 per share).
     (b) As amended the total number of shares of stock of all classes which the Corporation has authority to issue is 275,000,000 shares, of which 1,090,000 shares are Preferred Stock (par value $0.01 per share) and 273,910,000 shares are Common Stock (par value $0.01 per share).
     (c) The aggregate par value of all shares having a par value is $1,100,000 before the amendment and $2,750,000 as amended.
     (d) The shares of stock of the Corporation are divided into classes, but the descriptions of each class of stock of the Corporation are not changed by the amendment.
     THIRD: The foregoing amendment to the Charter of the Corporation has been advised by the Board of Directors and approved by the stockholders of the Corporation.
     FOURTH: The foregoing amendment to the Charter of the Corporation shall become effective upon acceptance for record by the Maryland State Department of Assessments and Taxation.

     IN WITNESS WHEREOF, PHH Corporation has caused these presents to be signed in its name and on its behalf by its President and Chief Executive Officer and witnessed by its Secretary on June 12, 2009.

WITNESS:	PHH CORPORATION

/s/ William F. Brown William F. Brown, Secretary	By:	/s/ Terence W. Edwards Terence W. Edwards, President and Chief Executive Officer
     THE UNDERSIGNED, the President and Chief Executive Officer of PHH Corporation, who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ Terence W. Edwards
Terence W. Edwards, President and Chief Executive Officer